PRESS RELEASE November 1, 2012 For Immediate Release

CRAILAR TECHNOLOGIES INC.

COMPLETES NAME CHANGE

Victoria, B.C. and Portland, Ore. (November 1, 2012) CRAiLAR Technologies Inc. ("CL" or the "Company") (TSXV: CL) (OTCBB: CRLRF) is pleased to announce today that the trading symbol for the company has changed from NADVF to CRLRF on the OTC Bulletin Board (OTCBB) as a result of the company's official name change, which became effective Tuesday, October 30, 2012.

The trading symbol for the company on the TSX Venture Exchange changed from NAT to CL effective yesterday and the new CUSIP number for its common shares is 224248104 and its new ISIN number is CA2242481042.

"We have a unique opportunity to create a single technology, single brand entity platform which is a marketer's dream," said Ken Barker, CEO of CRAiLAR Technologies. "We're happy to have quickly completed this shareholder-approved strategy to change the company name to CRAiLAR Technologies Inc. This change gives us a redline in branding through all corporate, technology and product applications."

About CRAiLAR Technologies Inc.

CRAiLAR(R) Technologies Inc., previously Naturally Advanced Technologies Inc., has developed proprietary technologies for production of bast fibers, cellulose pulp, and their resulting by-products in collaboration with Canada's National Research Council. It's renewable and environmentally sustainable biomass resources from flax, hemp and other bast fibers offer cost-effective and environmentally sustainable processing and production, along with increased performance characteristics for use in textile, industrial, energy, medical and composite material applications. The Company was founded in 1998 as a provider of environmentally friendly, socially responsible clothing. For more information, visit www.crailar.com.

ADVISORY: This press release contains forward looking statements which may include statements concerning completion of any proposed acquisitions, capital programs, debt, funds flow from operations, and the anticipated use of the net proceeds of the Private Placement. Although CL believes that the expectations reflected in these forward looking statements are reasonable, undue reliance should not be placed on them because CL can give no assurance that they will prove to be correct. Since forward looking statements address future events and conditions, by their very nature they involve inherent risks and uncertainties. Any proposed acquisition may not be completed if required approvals or some other condition to closing is not satisfied. Accordingly, there is a risk that any proposed acquisition or offering will not be completed within the anticipated time or at all. The intended use of the net proceeds of the Private Placement by CL might change if the board of directors of CL determines that it would be in the best interests of CL to deploy the proceeds for some other purpose.

The forward looking statements contained in this press release are made as of the date hereof and CL undertakes no obligations to update publicly or revise any forward looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable securities laws.

The TSX Venture Exchange has neither approved nor disapproved the contents of this press release.

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CL Media Contact:
Ryan Leverenz
Director, Corporate Communications
(415) 999-1418
pr@crailar.com

CL Investor Contact:
Rick Anguilla
Guidance Counsel
(503) 820-3565
ir@crailar.com

CL Corporate Officer:
Guy Prevost
CFO
(866) 436-7869
ir@crailar.com